Exhibit 99.5

Tian Yuan Law Firm LLP
Suites 3304-3309, 33/F
Jardine House
One Connaught Place
Central, Hong Kong

天元律師事務所
有限法律責任合夥
香港中環康樂廣場1號
怡和大廈33樓3304-3309室

T: +852 3500 8638
F: +852 3579 1969
www.tylaw.com.cn

BY EMAIL AND BY HAND

August 22, 2025

C&K Group Limited

Flat 3309-11, 33/F, Tower 5, The Gateway,

No. 15 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong

Attn: The Board of Directors

Dear Sirs,

Re: Hong Kong Legal Opinion in relation to C&K Group Limited (the “Company”)

1.	We act as legal advisers to the Company (the “Engagement”) as to the matters of the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder, relating to the Company’s proposed offering (the “Offering”) and listing of the class A ordinary shares of the Company on the Nasdaq Capital Market. We are qualified lawyers of Hong Kong and as such are qualified to issue this opinion (the “Opinion”) on the laws and regulations of Hong Kong effective as of the date hereof. We have been requested to provide the Opinion on the matters set forth below.

Applicable Law

2.	The Opinion is confined solely to the laws of Hong Kong as applied by the Hong Kong courts as at the date of the Opinion. Accordingly, we express no opinion with regard to any system of law other than the laws of Hong Kong as at the date hereof as currently applied by the Hong Kong courts. The Opinion is to be construed in accordance with the laws of Hong Kong. In the Opinion, the laws of Hong Kong refer to Hong Kong domestic law only, without regard to otherwise governing principles of conflicts of law. We do not undertake to advise you of any change in facts or law relevant to the Opinion or the opinions expressed herein after the date hereof.

Assumptions

3.	For the purpose of giving the Opinion, we have examined the documents provided by the Company’s subsidiary incorporated in Hong Kong, C&K Jewellery Limited (the “HK Subsidiary”), and obtained other relevant documents as we deemed necessary or advisable for the purpose of rendering the Opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company or the HK Subsidiary.

4.	In rendering the Opinion, we have made due inquiries as to other facts and questions of law as we deem necessary.

5.	Company searches conducted by us with the Companies Registry are limited in respect to the information it produces. Also, the company searches do not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file.

6.	In rendering the Opinion, we have, without any further enquiry or independent verifications, made the following assumptions (the “Assumptions”):

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Engagement as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	each of the parties (other than the HK Subsidiary) to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	the Documents remain in full force and effect on the date of the Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of the Opinion;

(iv)	the Documents contain all relevant information which is material for the purposes of the Opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in the Opinion;

(v)	the information disclosed by the company searches referred to above is accurate and complete as at the time of the Opinion and conforms to records maintained by the Company and the companies involved. The search would not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(vi)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii)	the instructions and information provided by the Company to us are true and accurate to our best belief; and

(viii)	there has been no change in the information contained in the latest records of Company and the companies involved under the Companies Registry made up to the issuance of the Opinion.

Opinions

7.	Subject to the Assumptions, Qualifications (as defined below) and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date of the Opinion as we consider relevant, we are of the Opinion that:

(i)	the statements set forth in the Registration Statement on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Regulations”, “Enforceability of Civil Liabilities” in each case insofar as such statements purport to describe or summarise the Hong Kong legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarise in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

(ii)	the statements set forth in the Registration Statement under the caption “Taxation — Hong Kong Profits Taxation” and “Legal Matters” are true and accurate in all material respects and that such statements constitute our opinions.

Qualifications

8.	Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)	the Opinion is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	the Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	the Opinion is issued based on the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(v)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and public searches conducted in Hong Kong;

(vi)	the Opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the opinion should not be read independently; and

(vii)	as used in the Opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the Opinion.

Consent

The Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of the Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ TIAN YUAN LAW FIRM LLP
TIAN YUAN LAW FIRM LLP